Exhibit 10.4

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE ISRAELI SECURITIES LAW 5728 – 1968, AS AMENDED, OR ANY STATE OR FOREIGN SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

POLYRIZON LTD.

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by ______ (the “Investor”) of $[_______] (the “Purchase Amount”) on [______], 2022, to Polyrizon Ltd., an Israeli private company (P.C.N. 513637025) (the “Company”), the Company hereby issues to the Investor the right to certain shares of the Company, subject to the terms set forth below in this Simple Agreement for Future Equity (this “SAFE”). Concurrently with the execution of this SAFE, the Company enters into similar Safes (collectively, the “Additional SAFEs”); provided that the aggregate purchase amount of the Additional SAFEs together with the Purchase Amount under this SAFE shall not exceed US$550,000 and based on the allocation listed on Annex A.

1.	Events.

1.1 Automatic Conversion in a Qualified Equity Financing. If there is a Qualified Equity Financing before the expiration or termination of this SAFE, this SAFE will automatically convert into the number of Safe Shares equal to the Purchase Amount, divided by the Discount Price, rounded up to the nearest whole number. In connection with the automatic conversion of this SAFE into SAFE Shares, each Investor will, at the request of the Company in its sole discretion, execute and deliver to the Company all transaction documents related to the Qualified Equity Financing; provided, that such documents (i) are the same documents to be entered into with the purchasers in the Qualified Equity Financing, with appropriate variations for the SAFE Shares, as applicable, and (ii) have customary exceptions to any drag-along applicable to the Investor, including (without limitation) limited representations, warranties, liability and indemnification obligations for the Investor.

1.2 Optional Conversion in a Non-Qualified Financing. If there is an Equity Financing by the Company which does not qualify as a Qualified Equity Financing (“Non-Qualified Financing”), the outstanding Purchase Amount may be converted, at the written request of the Investor made at Investor’s sole discretion within 30 days from the receipt of a written notice from the Company setting forth the terms and conditions of such Non-Qualified Financing, into Safe Shares equal to the Purchase Amount divided by the Discount Price, provided, that such documents are the same documents to be entered into with the investor of the Non-Qualified Financing, with appropriate variations for the SAFE Shares if applicable as aforementioned. Each Investor will, at the request of the Company in its sole discretion, execute and deliver to the Company all transaction documents related to the Non-Qualified Financing; provided, that such documents are the same documents to be entered into with the purchasers in the Non-Qualified Financing, with appropriate variations for the SAFE Shares, as applicable.

1.3 Liquidity Event. If a Liquidity Event is consummated before the expiration or termination of this SAFE, this SAFE will automatically receive immediately prior to, or concurrent with, the consummation of such Liquidity Event, from the Company, a number of Ordinary Shares, equal to the Purchase Amount divided by the Liquidity Price. Each Investor will, at the request of the Company, in its sole discretion, execute and deliver to the Company all documents related to the Liquidity Event, including lock-up undertakings, as may be applicable, provided that such documents are the same documents to be entered into with the other shareholders of the Company with appropriate variations for the SAFE Shares as applicable.

1.4 Public Offering. If an Initial Public Offering is consummated before the expiration or termination of this SAFE, this SAFE will automatically receive, immediately prior to and subject to, the unconditional closing of such Initial Public Offering, from the Company, a number of Ordinary Shares, equal to the Purchase Amount divided by the price per share determined by the Initial Public Offering underwriter. Each Investor will, at the request of the Company and\or the underwriter, execute and deliver to the Company all documents related to the Initial Public Offering, as may be applicable, provided that such documents are the same documents to be entered into with the other shareholders of the Company with appropriate variations for the SAFE Shares as applicable.

1.5 Mandatory Conversion upon Drop Date. If the Purchase Amount has not been converted prior to July 31, 2023 (the “Drop Date”), then on such Drop Date, this SAFE shall be automatically converted into such number of the most senior class of Equity Shares of the Company then outstanding, equal to, the Purchase Amount, divided by the lowest price per share actually paid to the Company for such most senior class of Equity Shares of the Company then outstanding, discounted by the Discount Rate, rounded up to the nearest whole number. The closing of such mandatory conversion for the Investor shall occur within 14 days of the Drop Date.

1.6 Dissolution Event. If there is a Dissolution Event before this instrument expires or terminates, following payment of all senior debt, the Company will pay an amount equal to the Purchase Amount, immediately prior to, or concurrent with, the consummation of the Dissolution Event. The Investor’s right to receive its Purchase Amount is (i) senior and in preference to any Distribution of any of the assets of the Company to holders of outstanding Share Capital by reason of their ownership thereof and (ii) on par with payments for other SAFEs. If the applicable Proceeds or assets of the Company legally available for distribution to the Investor herein or under the Additional SAFEs (the “Dissolving Investors”), as determined in good faith by the Company’s board of directors, are insufficient to permit the payment to the Dissolving Investors of their respective Purchase Amounts, then the entire assets of the Company legally available for distribution will be distributed with equal priority and pro rata among the Dissolving Investors in proportion to the Purchase Amounts they would otherwise be entitled to receive pursuant to this Section 1.6.

1.7 Termination. This SAFE will automatically expire and terminate upon the earliest to occur of either: (i) the issuance of SAFE Shares to the Investors pursuant to Section 1.1, Section 1.2, Section 1.3, Section 1.4, or Section 1.5, or (ii) the payment, or setting aside for payment, of amounts due the Investors pursuant to Section 1.6.

2.	Definitions

2.1 “Change of Control” means (i) a transaction or series of related transactions as a result of which more than 50% of the shares of the Company are transferred to any third party (ii) any reorganization, merger, consolidation, recapitalization or similar event of the Company other than a single transaction or a series of related transactions as a result of which the shareholders of the Company holding a majority of the voting securities immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving entity (iii) a sale, lease grant of an exclusive license or other disposition of all or substantially all of the assets of the Company, or (iv) a sale of all or substantially all of the shares of the Company.

2.2 “Discount Price” means the lowest price per SAFE Share sold in the Equity Financing discounted by the Discount Rate.

2.3 “Discount Rate” means 20% discount.

2.4 “Distribution” means the transfer to holders of Share Capital by reason of their ownership thereof of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Ordinary Shares payable in Ordinary Shares, or the purchase or redemption of Share Capital by the Company or its subsidiaries for cash or property other than: (i) repurchases of Ordinary Shares held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to an agreement providing, as applicable, a right of first refusal or a right to repurchase shares upon termination of such service provider’s employment or services; or (ii) repurchases of Share Capital in connection with the settlement of disputes with any shareholder.

2.5 “Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors, or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

2.6 “Equity Financing” means a Qualified Equity Financing or a Non-Qualified Financing.

2.7 “Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of Ordinary Shares pursuant to a registration statement filed under the Securities Act or of other similar securities law of another jurisdiction. For the sake of this Agreement, the term Public Offering shall also mean a reverse merger or an investment in a Capital Pool Company (CPC).

2.8 “Liquidity Event” means a Change of Control.

2.9 “Liquidity Price” means the price per share of the Ordinary Shares sold or registered in a Liquidity Event multiplied by the Discount Rate or the fair market value of the Ordinary Shares at the Liquidity Event multiplied by the Discount Rate.

2.10 “Ordinary Shares” means the ordinary shares of the Company.

2.11 “Proceeds” means cash and other assets (including, without limitation, consideration in shares) that are proceeds from the Liquidity Event or the Dissolution Event, as applicable, and legally available for distribution.

2.12 “Qualified Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells shares at a fixed pre-money valuation, in which the aggregate proceeds to the Company are at least US $300,000 (excluding the SAFEs hereunder).

2.13 “SAFEs” means instruments containing future right to shares of the Company’s Share Capital, similar in form and content to this SAFE, purchased by investor for the purpose of funding the Company’s business operations.

2.14 “SAFE Shares” means the then most senior shares issued to the Investor in any Equity Financing, , having the identical rights, privileges, preferences and restrictions as the Equity Shares, including, without limitation, liquidation preference, anti-dilution protection, registration rights, preemptive rights, right of first refusal, voting and veto rights, or other rights, pro-rata to the respective amounts of investment, and the Investor shall otherwise be deemed one of the investors in such Equity Financing for all purposes (including with respect to any other securities, warrants or other or other rights granted to the investor, other than with respect to (if and to the extent applicable): (i) the per share liquidation preference and the initial conversion price for purposes of price-based anti-dilution protection, which will equal the Discount Price; (ii) the basis for any dividend rights, which will be based on the Discount Price; and (iii) any individual rights granted to certain investors based on the size of their investment or number of shares they will receive (subject to the same minimum holding requirements if applicable). The right to receive SAFE Shares shall also include the right to receive warrants or other convertible instruments granted to the investors in the Equity Financing, if granted. For avoidance of doubt it is hereby clarified that if the Company has no preferred class of shares in its share capital the SAFE Shares shall mean Ordinary Shares of the Company.

2.15 “Equity Shares” means the shares of a series of Shares issued to the investor investing new money in the Company in connection with the initial closing of the Equity Financing.

2.16 “Share Capital” means the share capital of the Company, including, without limitation, Ordinary Shares and, if applicable, preferred Shares of the Company.

2.17 “Subsequent Convertible Securities” means convertible securities that the Company may issue after the issuance of this instrument with the principal purpose of raising capital, including but not limited to, other SAFEs, convertible debt instruments and other convertible securities. Subsequent Convertible Securities excludes options issued pursuant to any equity incentive or similar plan of the Company.

3.	Company Representations.

3.1 The Company is a corporation duly organized and validly existing under the laws of the state of Israel, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

3.2 The execution, delivery and performance by the Company of this SAFE is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company. This SAFE constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. The Company is not in violation of (i) its current articles of association, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material indenture or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

3.3 The performance and consummation of the transactions contemplated by this SAFE do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

3.4 No consents or approvals are required in connection with the performance of this SAFE, other than: (i) the Company’s corporate approvals; (ii) necessary corporate approvals for the authorization of the Company’s Share Capital issuable pursuant to Section 1.

3.5 To its knowledge and without conducting any specific investigation, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted, without any conflict with, or infringement of the rights of, others.

4.	Investor Representations.

4.1 The Investor has full legal capacity, power and authority to execute and deliver this SAFE and to perform its obligations hereunder. This SAFE constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

4.2 The Investor had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Share Capital with the Company’s management and to consult with its advisors with respect to such matters.

4.3 The Investor understands that no public market now exists for the Share Capital, and that the Company has made no assurances that a public market will ever exist for the Share Capital.

5.	Preferable Amendment of Terms.

If the Company amends the terms of this SAFE to accommodate additional investors' terms or issues any Subsequent Convertible Securities with terms more favorable of this SAFE prior to termination of this instrument, the Company will promptly provide the Investor with written notice thereof, together with a copy of all documentation relating to such amendment or Subsequent Convertible Securities. In the event an Investor determines that the amended terms of this SAFE or terms of the Subsequent Convertible Securities are preferable to the terms of this instrument, such Investor will notify the Company in writing. Promptly after receipt of such written notice from the Investor, the Company agrees to amend and restate this instrument to be identical to the instrument(s) evidencing the amendment or Subsequent Convertible Securities.

6.	Tax; Expenses.

Each party shall bear its own expenses and taxes arising hereof. Any taxes, levies, charges and other duties or other amounts, that are levied or due in connection with the transfer of the Investor’s portion of the Purchase Amount and/or the issuance of any shares to the Investor, shall be borne by the Investor.

7.	Miscellaneous.

7.1 Any provision of this instrument may be amended, waived or modified only upon the written consent of the Company and the Investor.

7.2 Any notice required or permitted by this SAFE will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 7 days after being deposited in the mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

7.3 The Investor is not entitled, as holder of this SAFE, to vote or receive dividends or be deemed a holder of Share Capital for any purpose, nor will anything in this SAFE be construed to confer on the Investor, as such, any rights of a shareholder of the Company or rights to vote for the election of directors or on any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued on the terms described herein.

7.4 Neither this SAFE nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this instrument and/or the rights contained herein may be assigned without the Company’s consent by the Investor, to any other entity who directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, managing member, officer or director of such Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor, and provided, however, that the Company may assign this SAFE in whole, without the consent of the Investor, in connection with a reincorporation to change the Company’s domicile.

7.5 In the event any one or more of the provisions of this SAFE is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this SAFE operate or would prospectively operate to invalidate this SAFE, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this SAFE and the remaining provisions of this SAFE will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

7.6 All rights and obligations hereunder will be governed exclusively by the laws of the State of Israel, without regard to the conflicts of law provisions of such jurisdiction and the competent courts of the city of Tel Aviv, Israel shall have exclusive jurisdiction with respect to all matters arising out of or related to this instrument.

7.7 This SAFE may be executed in any number of counterparts and at one or more times, each of which containing the signature of any of each of the parties shall be deemed an original but all of which together shall constitute one and the same instrument.

[Next Page - Signature Page]

[Signature Page - Polyrizon Ltd. - 2021 SAFE]

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

COMPANY:

POLYRIZON LTD.

By:
Name:
Title:

INVESTOR:

[Name of Investor]

By:
Name:
Title:

Annex A

Name of Shareholder	Address	Purchase Amount (S$)	Signature